Exhibit (h)(5)

WAIVER AND REIMBURSEMENT AGREEMENT

Agreement (“Agreement”) dated as of the ___ day of _______, 2007 by and between The Community Reinvestment Act Qualified Investment Fund, a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended (the “Trust”), and CRAFund Advisors, Inc., a Delaware corporation (the “Adviser”).

BACKGROUND

The Adviser serves as investment adviser to the Trust’s existing investment portfolio (the “Fund”) pursuant to an Investment Management Agreement between the Adviser and the Trust dated as of June 1, 1999. The Trust has recently registered two additional classes of shares in the Fund, known as Institutional Shares and Retail Shares.

The parties to this Agreement wish to provide for an undertaking by the Adviser to limit investment advisory or other fees and/or reimburse expenses of the Institutional Shares and Retail Shares of the Fund in order to improve the performance of the Institutional Shares and Retail Shares of the Fund.

AGREEMENT

THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

The Adviser shall, from the date of this Agreement until May 31, 2008, waive all or a portion of its investment advisory fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratio of each of the Institutional Shares and Retail Shares of the Fund shall not exceed 1.00%. Thereafter, if not terminated, this Agreement will renew automatically each year ending May 31. Notwithstanding the foregoing, this Agreement may be terminated at the end of the initial period or any subsequent one-year period by the Trust or by the Adviser on sixty days’ written notice.

The Adviser acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future.

This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE COMMUNITY REINVESTMENT ACT	CRAFUND ADVISORS, INC.
QUALIFIED INVESTMENT FUND

By: _____________________________________	By: _____________________________________
Name David K. Downes	Name David K. Downes
Title: President	Title: President